EXHIBIT 99.2

Middlebury Hardwood Products, Inc. and Affiliate

Condensed consolidated balance sheets (Unaudited)	2
Condensed consolidated statements of income (Unaudited)	3
Condensed consolidated statements of cash flows (Unaudited)	4
Notes to condensed consolidated financial statements (Unaudited)	5-8

Middlebury Hardwood Products, Inc. And Affiliate

Condensed Consolidated Balance Sheets
September 29, 2012 (Unaudited) and December 31, 2011

	September 29, 2012	December 31, 2011

ASSETS

Current Assets
Cash	$2,310	$5,098
Cash held by IPIC	22,776	99,663
Trade receivables	1,776,322	643,079
Inventories	2,124,946	1,823,687
Prepaid expenses	56,668	126,823

Total current assets	3,983,022	2,698,350

Property and Equipment, at depreciated cost	4,359,561	4,754,255

Property and Equipment held by IPIC, at depreciated cost	846,778	876,680

	$9,189,361	$8,329,285
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Note payable, bank	$647,014	$1,134,564
Current maturities of long-term debt	525,000	525,000
Current maturities of long-term debt held by IPIC	64,250	64,250
Current maturities of note payable, stockholder	300,000	300,000
Accounts payable	1,358,199	992,951
Accrued expenses	1,574,010	598,506

Total current liabilities	4,468,473	3,615,271

Long-Term Debt, less current maturities	1,026,167	1,408,457

Long-Term Debt, less current maturities held by IPIC	662,660	719,720

Note Payable, stockholder, less current maturities	788,500	1,013,500

Commitments and Contingencies

Stockholders' Equity
Common stock	124,200	124,200
Additional paid-in capital	743,065	743,065
Retained earnings	1,233,652	512,699
Noncontrolling interest	142,644	192,373
	2,243,561	1,572,337

	$9,189,361	$8,329,285

See Notes to Condensed Consolidated Financial Statements.

Middlebury Hardwood Products, Inc. And Affiliate

Condensed Consolidated Statements of Income (Unaudited)
Nine months Ended September 29, 2012 and October 1, 2011

	September 29, 2012	October 1, 2011

Net sales	$28,626,562	$26,177,161

Cost of goods sold	25,007,691	23,215,708

Gross profit	3,618,871	2,961,453

Operating expenses:
Selling and delivery	745,365	673,422
General and administrative	1,093,064	969,692
	1,838,429	1,643,114

Operating income	1,780,442	1,318,339

Interest expense	(169,127)	(221,306)

Consolidated net income	1,611,315	1,097,033

Less: Noncontrolling interest in net income of consolidated variable interest entity	(130,363)	(113,124)

Net income attributable to the controlling interest	$1,480,952	$983,909

See Notes to Condensed Consolidated Financial Statements.

Middlebury Hardwood Products, Inc. And Affiliate

Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine months Ended September 29, 2012 and October 1, 2011

	September 29, 2012	October 1, 2011
Cash Flows From Operating Activities
Consolidated net income	$1,611,315	$1,097,033
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation	666,259	574,412
Amortization	1,143	1,143
Loss (gain) on sale of equipment	9,481	(1,563)
Change in assets and liabilities:
Decrease (increase) in:
Receivables	(1,133,243)	(907,098)
Inventories	(301,259)	70,618
Prepaid expenses	70,154	(34,356)
(Decrease) in:
Accounts payable	365,250	178,086
Accrued expenses	975,505	91,925
Net cash provided by operating activities	2,264,605	1,070,200

Cash Flows From Investing Activities
Proceeds from sale of equipment	14,366	1,563
Purchase of property and equipment	(266,654)	(927,531)
Net cash (used in) investing activities	(252,288)	(925,968)

Cash Flows From Financing Activities
Net (payments) borrowings under revolving credit agreement	(487,550)	400,517
Principal payments on notes payable, stockholder	(225,000)	(105,000)
Proceeds from long-term borrowings	-	364,215
Principal payments on long-term borrowings, including capital lease obligations	(439,350)	(434,894)
Distributions to noncontrolling interest member	(180,092)	(50,210)
Distributions	(760,000)	(275,000)
Net cash (used in) financing activities	(2,091,992)	(100,372)
Increase (decrease) in cash	(79,675)	43,860

Cash, beginning	104,761	37,790

Cash, ending	$25,086	$81,650

See Notes to Condensed Consolidated Financial Statements.

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Condensed Consolidated Financial Statements

Note 1.	Nature of Business, Subsequent Event and Significant Accounting Policies

Nature of business and subsequent event:

Middlebury Hardwood Products, Inc. (“MHP”) manufactures wood products, primarily cabinet doors, for the recreational vehicle industry mainly located in northern Indiana, generally under terms of 30 days.

I.P.I.C., Inc. (“IPIC”) owns and leases commercial property to MHP.  IPIC is related to MHP through common ownership of one of the stockholders.

On October 26, 2012, MHP and IPIC sold substantially all of their assets to an unrelated party.

Significant accounting policies:

Use of estimates:

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Reporting entity principles of consolidation:

The condensed consolidated financial statements include the accounts of MHP and IPIC, a variable interest entity (VIE) for which MHP is the primary beneficiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.  MHP and IPIC are collectively referred to as the “Company”.

IPIC is a VIE of MHP because of a leasing arrangement and because it requires financial support consisting of long-term debt guarantees.  The primary beneficiary of a VIE is the enterprise that has both (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses or the right to receive residual returns that potentially could be significant to the VIE.  See Note 7 for additional information regarding MHP’s consolidated VIE.

The Company’s month end is the last Saturday closest to the last day of the month.  The Company’s year end is December 31.

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2011. In our opinion, these Condensed Consolidated Financial Statements reflect all adjustments, consisting of normal, recurring accruals, necessary to present fairly our Condensed Consolidated Financial Statements for the interim periods presented herein. The consolidated results of operations for the nine months ended September 29, 2012, are not necessarily indicative of the results to be expected for the full year.

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Condensed Consolidated Financial Statements

Noncontrolling interest:

Noncontrolling interest represents the portion of equity in the affiliate not attributable, directly or indirectly, to MHP.  The profit or loss derived from the performance of the affiliate is allocated to the net income attributable to the noncontrolling interest in the condensed consolidated statements of income.

Long-lived assets:

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition.  Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date.  An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets.  There was no impairment of long-lived assets for the nine months ended September 29, 2012 and October 1, 2011.

Revenue recognition:

Revenue is primarily recognized upon shipment under terms F.O.B. shipping point upon which title passes to the customer and, at which time, collectability is reasonably assured.

Risks and uncertainties:

The Company’s sales are highly concentrated in the recreational vehicle industry.  This industry has experienced demand fluctuations in recent years due to tightening of the wholesale and retail credit markets and low consumer confidence.

Delivery expense:

For the nine months ended September 29, 2012 and October 1, 2011, the expense associated with the cost of delivery is approximately $332,000 and $361,000 respectively and is reflected in selling and delivery expenses in the accompanying condensed consolidated statement of income.

Subsequent events:

The Company has evaluated subsequent events for potential recognition and/or disclosure through January 8, 2013 the date the condensed consolidated financial statements were available to be issued.

Note 2.	Inventories

Inventories at September 29, 2012 and December 31, 2011 consist of the following:

	September 29, 2012	December 31, 2011

Raw materials	$707,119	$479,955
Work in process	1,192,742	1,057,676
Finished goods	225,085	286,056
	$2,124,946	$1,823,687

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Condensed Consolidated Financial Statements

Note 3.	Property and Equipment

The cost of property and equipment and the related accumulated depreciation at September 29, 2012 and December 31, 2011 are as follows:

	September 29, 2012	December 31, 2011

Land and improvements	$285,146	$262,280
Buildings and improvements	2,979,183	2,956,769
Machinery and equipment	8,734,468	8,918,430
Transportation equipment	192,925	173,444
Furniture and fixtures	551,238	572,461
	12,742,960	12,883,384
Less accumulated depreciation	7,536,621	7,252,449
	$5,206,339	$5,630,935

Note 4.	Income Taxes

Both MHP and IPIC, with the consent of their stockholders, have elected to have their income taxed under Section 1362 of the Internal Revenue Code and a similar section of the state tax laws which provide that, in lieu of corporation income taxes, the stockholders account for their proportionate shares of the Company's items of income, deduction, losses, and credits.  Therefore, these condensed consolidated statements do not include any provision for corporation income taxes.  The Company intends to make distributions in amounts sufficient to reimburse each stockholder for personal income taxes attributable to the Company's net taxable income.

Note 5.	Major Customers

Net sales to customers comprising 10% or more of total net sales for the nine months ended September 29, 2012 and October 1, 2011 and the related trade receivable balances at September 29, 2012 and December 31, 2011 are approximately as follows:

	September 29, 2012	September 29, 2012	October 1, 2011	December 31, 2011
	Net Sales	Trade Receivables	Net Sales	Trade Receivables

Customer A	$18,708,000	$833,000	$17,803,000	$55,000
Customer B	4,126,000	230,000	3,607,000	300,000

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Condensed Consolidated Financial Statements

Note 6.	Cash Flows Information

Supplemental information relative to the statements of cash flows for the nine months ended September 29, 2012 and October 1, 2011 and as of September 29, 2012 and December 31, 2011 is as follows:

	2012	2011

Supplemental disclosures of cash flows information:
Cash payments for interest	$171,984	$221,195
Accrued distributions	$717,130	$156,600

Note 7.	Variable Interest Entity

MHP is the primary beneficiary of and consolidates a related party (IPIC) that is a VIE.  MHP would absorb more than a significant amount of the VIE’s expected losses based on leasing and guarantee agreements as discussed in Note 1.  Through the lease agreement, MHP controls the significant activities of the VIE.  No additional support beyond what was previously agreed to have been provided during any periods presented.

For no consideration, MHP has agreed to guarantee the long-term debt of the VIE.  MHP’s maximum exposure under this guarantee was approximately $727,000 as of September 29, 2012.  MHP can be required to perform on its guarantee in the event of nonpayment of these arrangements by the VIE.  In the event MHP would be required to pay the entire guaranteed amount, the value of the assets pledged on the bank debt would be available to liquidate and recover some or all of the amounts paid.  However, any decision to liquidate the collateral would be made after an evaluation of the circumstances at the time and the amount of any recovery available to MHP is not currently estimable.

Under the terms of the lease agreements with the VIE, MHP is required to make monthly payments of $22,000 to the VIE under a month-to-month agreement.  In addition, the Company is required to pay for property taxes, insurance and maintenance on the related property.

The following table shows the significance of the VIE for the nine months ended September 29, 2012 and October 1, 2011 and as of September 29, 2012 and December 31, 2011:

	2012	2011

Gross rentals	$198,000	$198,000
Net income	130,363	113,124
Cash	22,776	99,663
Real property	846,778	876,680
Long-term debt	726,910	783,970
Stockholders' equity	142,644	192,373

The assets that are collateral for the debt on the VIE are all assets disclosed above.  The creditor of the VIE does not have recourse to the general credit of MHP.